Exhibit 99
At the Company
Steve Russell, Chairman, or Paul Will, CFO
317-972-7000

CELADON GROUP REPORTS FIRST FISCAL QUARTER FINANCIAL RESULTS

50% INCREASE IN EARNINGS PER SHARE

INDIANAPOLIS, Oct. 19, 2006 - Celadon Group, Inc. (NASDAQ-CLDN) today reported its financial and operating results for the three months ended Sept. 30, 2006, the first fiscal quarter of the Company’s fiscal year ending June 30, 2007.

Revenue for the quarter increased 8.3% to $127.7 million in the 2006 quarter from $117.9 million in the 2005 quarter. Freight revenue, which excludes fuel surcharges, was up 4.3% to $107.7 million in the 2006 quarter from $103.3 million in the 2005 quarter. Net income increased 51.1% to $7.1 million in the 2006 quarter from $4.7 million for the same quarter last year. Earnings per diluted share improved by 50% to $0.30 in the 2006 quarter from $0.20 for the same quarter last year. The September quarter marked the highest operating income and net income in the history of the Company.

Chairman and CEO Steve Russell commented on the quarter: “We are pleased with the Company’s results for the September 2006 quarter. Higher freight rates and continued focus on cost controls allowed us to improve our operating ratio by 300 basis points to 89.2% in the September 2006 quarter from 92.2% in the September 2005 quarter. The operating ratio for the September 2006 quarter also represented a sequential improvement over the 90.3% operating ratio we posted for the June 2006 quarter. We define operating ratio as total operating expenses, net of fuel surcharges, as a percentage of freight revenue.”

“Average rate per loaded mile increased by 4.2% to $1.539, from $1.477 in the prior year’s September quarter, average length of haul increased by about twenty miles per load, and generally costs were in line with expectations. Seated count increased by approximately 150 trucks year over year, driver turnover continues to be about half of the industry average and the number of qualified drivers joining us is up significantly. We continue our policy of hiring only experienced drivers with records that meet our safety standards. As part of our ongoing efforts to improve our freight mix, we continued to reduce business related to new automobile production, and now do no business with the “Big Three” U.S. automakers.”

Improvement in our freight rates was offset by a decrease in average miles per tractor, resulting in a 3.6% decrease in average freight revenue per tractor per week, from $2,976 to $2,870. Our success in recruiting drivers and growing our fleet resulted in a decrease in miles per truck per week. We believe our October 6, 2006, purchase of the assets of Digby Trucking, of Nashville TN, which operated 250 trucks, will offer an opportunity to increase miles and revenue for our entire fleet. Digby generated approximately $48 million in revenue in the twelve months prior to the acquisition. We have met with their top ten customers, and believe that our reputation for safety, service and technology provides an opportunity to establish a relationship with those customers. We expect to hire up to 150 drivers, which should provide an opportunity for additional miles for our existing fleet. An important part of the Digby customer base was in the food business, which is consistent with our focus on consumer-non-durable freight.

“At September 30, 2006, our balance sheet reflected $1.1 million in cash, $11.7 million in borrowings and capitalized leases, and $129.9 million of total stockholders’ equity. In our first fiscal quarter, we invested approximately $20 million in cash to purchase new tractors. In connection with our acquisition of the assets of Digby, we added approximately $21 million of borrowing on October 6, 2006.”

In summary we believe we will be able to continue to execute on our strategic plan and produce positive results going forward.”

Conference Call Information
An investor conference call is scheduled for Friday, Oct. 20, at 10:00 a.m. Eastern time. Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in the question-and-answer exchange, dial 800-510-0178 (international calls 617-614-3450) pin number 22842534 a few minutes prior to the starting time. A replay will be available through Dec. 20 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 24185881.

This call is being webcast by Thomson/CCBN and can be accessed via Celadon’s web site at www.CeladonGroup.com. Any statistical and financial information that is discussed during the conference call also will be available at www.CeladonGroup.com.

Founded in 1985, Celadon Group Inc. (www.CeladonGroup.com) is a truckload carrier headquartered in Indianapolis that operates in the U.S., Canada and Mexico. Celadon also owns TruckersB2B Inc. (www.TruckersB2B.com), which provides cost savings to about 20,000 member fleets.

This press release and statements made by Celadon in its stockholder reports and public filings, as well as oral public statements by Celadon representatives, contain certain forward-looking information, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “intends,” expects,” “plans,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Celadon’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. With respect to expectations concerning continued execution of the strategic plan and future operating results, as well as with respect to general business operations, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers’ business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; our ability to execute our strategic plan; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers’ compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitments, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; decreases in the resale value of our used equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings. Readers should review and consider the various disclosures made by Celadon in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. Celadon disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

For a more detailed discussion of these factors, please refer to the various disclosures made by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.
- tables follow -

Consolidated Balance Sheets
(Dollars in thousands, except par value)

	September 30, 2006	June 30, 2006
A S S E T S	(unaudited)

Current assets:
Cash and cash equivalents	$1,081	$1,674
Trade receivables, net of allowance for doubtful accounts of $1,332 and $1,269 at September 30, 2006 and June 30, 2006	57,542	55,462
Prepaid expenses and other current assets	13,284	10,132
Tires in service	2,828	2,737
Income tax receivable	2,630	5,216
Deferred income taxes	1,240	1,867
Total current assets	78,605	77,088
Property and equipment, at cost	130,688	121,733
Less accumulated depreciation and amortization	31,189	30,466
Net property and equipment	99,499	91,267
Tires in service	1,654	1,569
Goodwill	19,137	19,137
Other assets	934	1,005
Total assets	$199,829	$190,066

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y

Current liabilities:
Accounts payable	$7,756	$4,369
Accrued salaries and benefits	12,821	16,808
Accrued insurance and claims	7,362	7,048
Accrued fuel expense	5,615	6,481
Other accrued expenses	13,728	12,018
Current maturities of long-term debt	1,493	975
Current maturities of capital lease obligations	478	507
Total current liabilities	49,253	48,206
Long-term debt, net of current maturities	8,845	9,608
Capital lease obligations, net of current maturities	886	933
Deferred income taxes	10,954	9,867
Minority interest	25	25
Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 179,985 shares; no shares issued and outstanding	---	---
Common stock, $0.033 par value, authorized 40,000,000 shares; issued 23,418,648 and 23,111,367 shares at September 30, 2006 and June 30, 2006	773	763
Additional paid-in capital	91,997	90,828
Retained earnings	39,205	32,092
Accumulated other comprehensive loss	(2,109)	(2,256)
Total stockholders’ equity	129,866	121,427
Total liabilities and stockholders’ equity	$199,829	$190,066

Key Operating Statistics

	For the three months ended	For the three months ended
	September 30,	September 30,
	2006	2005
Operating Statistics (U.S./Canada Truckload)
Average freight revenue per loaded mile(*)	$1.539	$1.477
Average freight revenue per total mile(*)	$1.390	$1.364
Avg. freight revenue per tractor per week (*)	$2,870	$2,976
Average miles per tractor per week	2,064	2,181
Average tractors	2,445	2,288
Tractors at end of period (**)	2,768	2,581
Trailers at end of period (**)	7,230	7,176

*	Freight revenue excludes fuel surcharges
**	Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
	For the three months ended
	September 30,
	2006	2005

Freight revenue	$107,665	$103,340
Fuel surcharges	20,063	14,595
Total revenue	127,728	117,935

Operating expenses:
Salaries, wages and employee benefits	35,289	34,863
Fuel	30,674	26,220
Operations and maintenance	7,634	7,282
Insurance and claims	4,231	3,386
Depreciation and amortization	3,466	3,163
Revenue equipment rentals	9,333	10,372
Purchased transportation	18,340	17,823
Cost of products and services sold	1,867	1,294
Professional and consulting fees	522	852
Communications and utilities	1,094	1,019
Operating taxes and licenses	2,089	2,061
General and other operating	1,548	1,504
Total operating expenses	116,087	109,839
Operating income	11,641	8,096

Other (income) expense:
Interest income	(7)	(1)
Interest expense	301	302
Other (income) expense, net	(15)	25
Income before income taxes	11,362	7,770
Income tax expense	4,249	3,086
Net income	$7,113	$4,684

Earnings per common share:
Diluted earnings per share	$0.30	$0.20
Basic earnings per share	$0.31	$0.21
Average shares outstanding:
Diluted	23,542	23,207
Basic	23,272	22,631

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